EXHIBIT 99.1

MicroVision Announces Addition of Dr. Mark B. Spitzer to its Board of Directors

REDMOND, Wash., June 04, 2020 (GLOBE NEWSWIRE) -- MicroVision, Inc. (Nasdaq: MVIS), a leader in innovative ultra-miniature laser display and sensing technology, today announced it has elected Dr. Mark B. Spitzer to its board of directors.

Dr. Spitzer is an experienced technology innovator with expertise in eyewear- and head-mounted systems, micro-displays, imaging optics for AR and VR, and photovoltaics. He has a strong record of inventive entrepreneurship with 70 issued US patents, over 86 publications and leadership positions with ground-breaking technology companies. His experience in technology development and management includes serving as Principal Scientist at Kopin Corporation in the early 1990s where he led DARPA-funded development of micro-displays for military head-mounted systems. In 1996 Dr. Spitzer founded the MicroOptical Corporation (eventually renamed Myvu), where as CEO he launched several industrial and consumer eyewear-based AR products.  In 2012 Dr. Spitzer joined Google X as Director of Operations for Glass, and later moved to the VR team at Google where he helped build expertise in VR hardware design. He retired in 2017.

Dr. Spitzer is a Fellow of the American Physical Society and a Senior Member of the IEEE.  In 2014 he received the Special Recognition Award from the Society for Information Display in 2014 for contributions to the development of active-matrix liquid-crystal micro-displays, micro-display viewing optics, and wearable computer technology. Dr. Spitzer earned his B.A. with distinction in physics at Boston University and his Ph.D. in physics at Brown University.

“Mark has an extensive background in leading technology innovation and development from startups to large Fortune 100 companies and we are fortunate to have him join our board,” said Brian Turner, Chairman and Lead Independent Director at MicroVision. “Mark brings a keen understanding of technology, business strategy, operations and management and is a valuable addition to the MicroVision board of directors.”

“I believe this is an exciting time to join the MicroVision board and I look forward to working with Brian, my fellow directors and management as the Company continues to explore strategic options with Craig-Hallum Capital Group, LLC, its financial advisor, for its impressive technology,” said Dr. Spitzer.  “I am thrilled to have this opportunity to help the Company navigate a path to success.”

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature sensing and projection solution based on the laser beam scanning methodology pioneered by the Company. MicroVision’s platform approach for this sensing and display solution means that its technology can be adapted to a wide array of applications and form factors. We combine our hardware, software, and algorithms to unlock value for our customers by providing them a differentiated advanced solution for a rapidly evolving, always-on world.

MicroVision has a substantial portfolio of patents relating to laser beam scanning projection and sensing.  MicroVision’s industry leading technology is a result of its extensive research and development. The Company is based in Redmond, Washington.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to potential of the Company, potential strategic options, commercialization of the Company’s technology, the Company’s future products and product applications and those including words like “believe” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the risk that the Company may not succeed in finding strategic solutions, including a potential sale of the Company, with acceptable timing, benefits or costs, the Company may be unable to evidence compliance with Nasdaq criteria within the period of time that was granted by the Nasdaq panel, our ability to operate with limited cash or to raise additional capital when needed; market acceptance of our technologies and products; and for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements, including from the impact of the COVID-19 (coronavirus); our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; our ability to maintain our listing on the Nasdaq Stock Market, and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us.  It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com